Exhibit 99.(e)(2)

DISTRIBUTION AGREEMENT

May 1, 2007

Credit Suisse Asset Management Securities, Inc.

Eleven Madison Avenue
New York, New York  10010

Dear Ladies and Gentlemen:

This is to confirm that Credit Suisse Asset Management Securities, Inc. shall be the distributor of shares of beneficial interest, par value $.001 per share, issued by the Asia Bond Portfolio of Credit Suisse Institutional Fund, Inc. (the “Corporation”) under terms of the Distribution Agreement between the Corporation and Credit Suisse Asset Management Securities, Inc., dated August 1, 2000 and amended and restated May 3, 2004 and November 15, 2006.

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

CREDIT SUISSE INSTITUTIONAL
FUND, INC.

By:	/s/Keith M. Schappert
Name: Keith M. Schappert
Title: Chief Executive Officer

Accepted:

CREDIT SUISSE ASSET MANAGEMENT

SECURITIES, INC.

By:	/s/Peter Horacek
Name:Peter Horacek
Title: President